                                                                   EXHIBIT 10.75

[LETTERHEAD]                                          CORPORATE LEGAL DEPARTMENT

June 1, 1998


Mr. Gary Yates
The California Wellness Foundation
6320 Canoga Avenue
Woodland Hills, CA 91367

Re:  THE CALIFORNIA WELLNESS FOUNDATION
     ----------------------------------

Dear Gary:

The purpose of this letter is to set forth the revised agreements between Foundation Health Systems, Inc. ("FHS") and The California Wellness Foundation ("CWF") relating to CWF's proposed disposal of shares of FHS Class B Common Stock (the "Class B Common Stock").

In this connection and as discussed, it is proposed that FHS provide its consent under the Amended Shareholder Agreement (the "Shareholder Agreement") to certain private sale transactions (the "Proposed Private Sales") arranged by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and other investment banking firms mutually selected by FHS and CWF involving 8,026,298 shares of Class B Common Stock held by CWF between the date hereof through and including June 30, 1998.

The purpose of this letter is to confirm the revised agreements and understandings relative to FHS' consent to the Proposed Private Sales under the Shareholder Agreement, which letter is meant to replace the letter agreement dated November 6, 1997 previously entered into between the parties. Such revised agreements and understandings are as follows:

     1. The Proposed Private Sales would not exceed 8,026,298 shares of Class B Common Stock (the "Subject Shares") and would not result in a sale price (net of reasonable third party sales commissions) that is a discount to the "Market Price" (defined below) of more than 5%. For purposes hereof, "Market Price" means the closing sales prices of FHS Class A Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the date on which the Sales Period (defined below) commences.

Mr. Gary Yates
June 1, 1998
Page 2

     2. Any shares of Class B Common Stock sold in the Proposed Private Sales would reduce the shares otherwise subject to registration under the Registration Rights Agreement between FHS and CWF on a one for one basis.

     3. Such Proposed Private Sales would comply with all laws and regulation (including, but not limited to, the federal securities laws) and Health Net's (and FHS') undertakings to the California Department of Corporations (the "DOC"). FHS and CWF representatives have been in contact with the DOC to discuss the filings and approvals that must be made with and/or received from the DOC and, in this connection, we understand that the DOC has indicated that it will not object to the sale of the Subject Shares by CWF.

     4. CWF hereby agrees to use DLJ as an investment banking firm to arrange for the sale of at least a majority of the Subject Shares, provided that CWF receives confirmation to its reasonable satisfaction that DLJ will be able to consummate such Proposed Private Sales on terms and conditions comparable with other investment banking firms of at least equivalent stature. In the event CWF and DLJ are not able to agree on terms and conditions with respect to the Proposed Private Sales prior to June 15, 1998, FHS and CWF agree to negotiate in good faith for a period of up to five business days to select another investment banking firm of equivalent stature to sell the Subject Shares. In the event such good faith negotiations do not result in the selection of a mutually agreeable investment banking firm, CWF shall have the right to select such firm to sell the Subject Shares provided such firm is of a stature equivalent to DLJ.

     5. All of the Proposed Private Sales will occur prior to the open of the NYSE on July 1, 1998 pursuant to a sales process to be determined between CWF and the investment banking firm selected to sell the Subject Shares, which sales process will attempt to maximize the value to be received in selling the Subject Shares and preserve the market price of FHS' common stock during and after such sales.

     6. CWF agrees to provide FHS with such information regarding the Proposed Private Sales as FHS may from time to time reasonably request, including without limitation information with respect to the proposed sale prices of the Subject Shares and other economic terms, the procedures anticipated to be used by CWF and DLJ in connection with the Proposed Private Sales and the status and timing of the Proposed Private Sales.

Mr. Gary Yates
June 1, 1998
Page 3

     7. The parties agree to keep confidential the Proposed Private Sales, the existence of this letter agreement, the terms and provisions of this letter agreement and all discussions, negotiations and other information relating to the foregoing (collectively, the "Confidential Information") and will not (except as may be necessary to implement the Proposed Private Sales or as required by applicable law, regulation or legal process, and only after compliance with the provisions of this paragraph), without the other party's prior written consent, disclose the Confidential Information in any manner whatsoever. In the event that either party or any of such party's representatives or agents is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, the party receiving such request or order will notify the other party promptly so that the other party may seek a protective order or other appropriate remedy or, in the other party's sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this letter agreement, the requesting party will furnish only that portion of the Confidential Information which the requesting party is advised in writing by counsel it legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     8. Reference is made to that certain Registration Rights Agreement dated as of March 1, 1995 (the "Registration Rights Agreement") between CWF and FHS. In partial consideration for FHS' consent to the Proposed Private Sales under the Shareholder Agreement, CWF agrees to waive any and all rights it may have against FHS pursuant to the Registration Rights Agreement with respect to the failure, if any, of FHS to file a registration statement in connection with the February 25, 1998 demand registration notice letter of CWF to FHS (the "February 25th Notice") upon consummation of the Proposed Private Sales or sales of the Subject Shares by August 1, 1998 pursuant to a registered public offering (whichever occurs sooner). Between the date hereof and July 1, 1998, CWF agrees that FHS may suspend all activities related to the preparation and filing of a registration statement pursuant to the February 25th Notice. If any of the Subject Shares remain unsold after July 1, 1998, FHS shall recommence the preparation and filing of a registration statement within ten (10) days after receipt of notice from CWF of its intention to sell at least 2,000,000 of the unsold Subject Shares under the Registration Rights Agreement.

     9. FHS is hereby granted an option (the "Option") to redeem up to 2,271,344 shares of Class B Common Stock held by CWF after the Proposed Private Sales at the Redemption Price (as defined below) as follows: (i) the Option would become

Mr. Gary Yates
June 1, 1998
Page 4

          exercisable at the earlier of (A) the first trading day after the date on which the Sales Period ends or (B) July 1, 1998 (such earlier date referred to as the "Option Commencement Date"); (ii) the Option would remain exercisable in whole or in part for a ninety (90) day period commencing on the Option Commencement Date; (iii) the "Redemption Price" per share would be equal to the higher of (A) the product of
          (I) .97 and (II) the Market Price on the date of the Option exercise and (B) the average per share net proceeds received by CWF (i.e., after all sales commission and costs) for all previously consummated Proposed Private Sales; (iv) consummation of the redemption would be subject to the condition that appropriate DOC approval is obtained to permit FHS to consummate such redemption (unless FHS determines that such DOC approval is not required); and (v) redemption by FHS would be consummated no later than three (3) business days after DOC approval is obtained.

     10. FHS would use its best reasonable efforts to receive DOC approval to consummate the redemption as expeditiously as possible (unless FHS determines that such DOC approval is not required); provided that it is understood that since the DOC has indicated it will need to assess the actual Redemption Price and its impact on FHS prior to giving such approval, such approval may not be formerly requested until after the Option exercise date. Accordingly, it is agreed that FHS will have a period of up to forty-five (45) days from the Option exercise date to obtain such DOC approval; provided that in the event DOC approval is not obtained within such forty-five day (45) period (unless FHS determines that such DOC approval is not required), the Option shall be null and void notwithstanding the exercise thereof.

     11. CWF has represented to FHS that CWF has taken the position with the Internal Revenue Service, and continues to believe, that FHS is not a "disqualified person" for purposes of Section 4946 of the Internal Revenue Code. FHS has no reason to disagree with CWF's position. Moreover, both parties acknowledge and agree that FHS' exercise of the Option is not meant to be a purchase of shares but rather is meant to be a redemption of such shares (which redemption is consistent with FHS' prior redemption of CWF shares). Both parties also realize that such redemption procedure would fall within an exception to the "self-dealing" rules set forth in Internal Revenue Code Section 4941(d)(2)(F) and Treasury Regulations Section 53.4941(d)-3(d)(1) in the event FHS would be considered a "disqualified person." In this light, the parties acknowledge the importance of the redemption characterization of the Option and agree to take all actions consistent with such characterization.

Mr. Gary Yates
June 1, 1998
Page 5

     12. CWF acknowledges that it is not currently in the possession of any material, non-public information of FHS (whether received from FHS, its representatives or otherwise) and that it will comply with all applicable securities laws (including those prohibiting the use of material, non-public information) in effecting the Proposed Private Sales. In addition, CWF acknowledges that in effecting any such Proposed Private Sales it is acting at its own risk, and that FHS is not responsible or any fluctuation in the Market Price of the Common Stock.

By executing this letter agreement in the space provided below, CWF hereby accepts and agrees to all of such conditions, agreements and understandings and commitments to the obligations set forth herein.

Please do not hesitate to contact either Jay Gellert at (818) 676-6703 or me at
(719) 585-8077 with any questions you may have.

                              Very truly yours,

                              FOUNDATION HEALTH SYSTEMS, INC.


                              /s/ B. Curtis Westen
                              ------------------------------------
                              B. CURTIS WESTEN, ESQ.
                              Senior Vice President, General
                              Counsel and Secretary


ACCEPTED AND AGREED TO BY:

THE CALIFORNIA WELLNESS FOUNDATION

By: /s/ Gary L. Yates
    ------------------------------------
    Name:  Gary L. Yates
    Title: President and CEO

cc:  Malik M. Hasan, M.D.
     Jay M. Gellert
     Michael E. Jansen, Esq.
     Russel I. Kully, Esq.
     Gordon Bava, Esq.